Exhibit 99.1

Corporate Resource Services Promotes Mark S. Levine to President and Chief Operating Officer

NEW YORK, N.Y. — July 22, 2014 — Corporate Resource Services, Inc. (NASDAQ: CRRS), a diversified technology, staffing, recruiting and consulting services firm, today announced that Mark S. Levine has been promoted to the position of President, a title relinquished by John P. Messina who will continue on as CRS’ Chief Executive Officer and Chairman of the Board.

“Based on the attention I need to devote to our strategic growth, it was important for me to step down as President and for CRS to promote Mark Levine to that post,” said John P. Messina. “Mark has been with the Company for more than seven years and has overseen its dramatic growth as Chief Operating Officer. The Company is fortunate to now have him as President as we continue to grow our business.”

About Corporate Resource Services, Inc.

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services. The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today’s ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 244 staffing and on-site facilities in 42 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.
Michael J. Golde
Chief Financial Officer
(646) 443-2380